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                                                                                                         EXHIBIT 11
                                                    THE TJX COMPANIES, INC.
                                  DETAILED COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                                   PRIMARY AND FULLY DILUTED
                                                           ($000's)
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                                                                           Fiscal Year Ended
                                            January 29,      January 30,      January 25,      January 26,      January 27,
                                                   1994             1993             1992             1991             1990
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The computation of net income (loss)
  available and adjusted shares
  outstanding follows:
    Net income (loss)                          $124,379         $102,846          $20,114          $74,128         $(78,275)

  Add (where dilutive):
    Tax effected interest and
    amortization of debt expense
    on convertible debt                               -            3,069                -            3,316            3,351
  Less:
    Preferred stock dividends                    (7,156)          (3,939)               -                -                -
Net income (loss) used for primary and
  fully diluted earnings per share
  computation                                  $117,223         $101,976          $20,114          $77,444         $(74,924)

Weighted average number of common
  shares outstanding                         73,458,973       70,234,156       69,801,734       69,777,794       64,883,441

  Add:
    Actual and assumed exercise of
      those options that are common
      stock equivalents, net of treasury
      shares deemed to have been
      repurchased                               733,385          659,896          249,101            7,889          127,093

    Assumed exercise of convertible
      subordinated debentures for the
      period outstanding                              -        2,979,224                -        3,138,605        3,072,511

Weighted average number of common and
  common equivalent shares outstanding,
  used for primary and fully diluted
  earnings per share calculation             74,192,358       73,873,276       70,050,835       72,924,288       68,083,045

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